EXHIBIT 21
Consolidated Subsidiaries of Hanover Capital Mortgage Holdings, Inc.

Subsidiary	Jurisdiction	d/b/a

Hanover Capital Partners 2, Ltd.	Delaware	None
Hanover Capital Securities, Inc. (1)	New York	None
Hanover SPC-A, Inc.	Delaware	None
Pedestal Capital Markets, Inc.(1)	Delaware	None
HDMF-I LLC	Delaware	None
HDMF-II LLC (2)	Delaware	None
HDMF-II Realty Corp. (3)	Delaware	None
Unconsolidated Subsidiaries of Hanover Capital Mortgage Holdings, Inc.

Subsidiary	Jurisdiction	d/b/a

Hanover Statutory Trust I	Delaware	None
Hanover Statutory Trust II	Delaware	None

(1)	Subsidiary of Hanover Capital Partners 2, Ltd.

(2)	Subsidiary of HDMF-I LLC

(3)	Subsidiary of HDMF-II LLC